Exhibit 10.1

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of May 18, 2023, (this “Agreement”), is by and among Beard Energy Transition Acquisition Corp., a Delaware corporation (“Acquiror”), and TJFT STY Holdings, LLC, a Delaware limited liability company (“TJFT”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Acquiror, Suntuity Renewables, LLC, a New Jersey limited liability company (the “Company”), Suntuity Inc., a Delaware corporation, Beard Merger Sub I Corp., a Delaware corporation, Beard Merger Sub II LLC, a Delaware limited liability company, and, for limited purposes set forth therein, Beard Energy Transition Acquisition Sponsor LLC, a Delaware limited liability company, and Gregory A. Beard, have entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which the parties thereto will consummate the Transactions on the terms and subject to the conditions set forth therein;

WHEREAS, the limited liability company membership interests of the Company are represented by capital units (“Units”) and, as of the date hereof, TJFT holds 98% of the Units; and

WHEREAS, in order to induce Acquiror Group to enter into the Business Combination Agreement, the Company and TJFT are executing and delivering this Agreement to the Acquiror Group.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, each of Acquiror and TJFT hereby agrees as follows:

1. Agreement to Deliver Written Consent.

(a) TJFT agrees that as promptly as practicable after the Registration Statement is declared effective by the SEC (and in no event later than one (1) Business Day after such effective date), TJFT shall execute and deliver a written consent, substantially in the form set forth in Section 7.02(d) of the Company Disclosure Schedules to the Business Combination Agreement (the “Written Consent”), which consent shall approve and adopt the Business Combination Agreement and the consummation of the Transactions, including the Suntuity Merger, under the Company LLC Agreement and the RULLCA. Following such execution and delivery, TJFT hereby agrees that it will not revoke, withdraw, repudiate or modify the Written Consent. Such Written Consent shall be coupled with an interest and, prior to the Expiration Time (as defined below), shall be irrevocable. Until the Expiration Time, and subject to Section 2 hereof, TJFT shall not enter into any tender or voting agreement, or any similar agreement, arrangement or understanding, or grant proxy or power of attorney, with respect to the Units that is inconsistent with this Agreement or otherwise take any other action with respect to the Units that would prevent, materially restrict, materially limit or materially interfere with the performance of TJFT’s obligations hereunder or the consummation of any of the Transactions, including the Suntuity Merger.

(b) Until the Expiration Time, at any meeting of the members of the Company or at any postponement or adjournment thereof or in any other circumstances upon which TJFT’s vote, consent or other approval (including by written consent) is sought, TJFT shall vote (or cause to be voted) all of its Units, currently or hereinafter owned by TJFT, against and withhold consent with respect to any Company Acquisition Proposal. TJFT shall not commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

2. Agreement to Vote.

(a) TJFT, by this Agreement, with respect to its Units, hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as Acquiror may reasonably request in connection therewith), to vote, at any meeting of the members of the Company, and in any action by written consent of the members of the Company, all of TJFT’s Units (i) in favor of the approval and adoption of the Business Combination Agreement and the consummation of the Transactions, including the Suntuity Merger, and this Agreement, and (ii) against any action, agreement or transaction (other than the Business Combination Agreement or the Transactions) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Business Combination Agreement or that would reasonably be expected to result in the failure of any of the Transactions, including the Suntuity Merger, to be consummated. TJFT acknowledges its receipt and review of a copy of the Business Combination Agreement.

3. Transfer of Units.

(a) TJFT agrees that, until the Expiration Time, it shall not (i) Transfer or otherwise agree to Transfer any Units (unless (A) such Transfer is expressly permitted by the terms of that certain Lock-Up Agreement executed and delivered by TJFT to the Acquiror and New PubCo and (B) the transferee agrees pursuant to a written instrument with Acquiror (in a form reasonably satisfactory to Acquiror) to be bound by this Agreement), (ii) deposit any Units into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (iii) take any action that would have the effect of preventing or disabling TJFT from performing its obligations hereunder. For purposes of this Agreement, “Transfer” shall mean the (A) direct or indirect sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

(b) Until the Expiration Time, TJFT agrees that any Units that TJFT purchases or otherwise hereinafter acquires or with respect to which TJFT otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the extent as if they were owned by TJFT as of the date hereof.

(c) Any Transfer or attempted Transfer of any Units in violation of this Section 3 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

4. No Solicitation of Transactions. TJFT agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) initiate, solicit or knowingly encourage (including by furnishing non-public information) the submission of, or participate in any discussions or negotiations that relate to a Company Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any person, any non-public information with respect to, or otherwise knowingly encourage, any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal). TJFT shall, and shall direct or cause its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that relate to a Company Acquisition Proposal (other than the Transactions) to the extent required by the Business Combination Agreement.

5. Waiver of Appraisal and Dissenters’ Rights. TJFT hereby irrevocably and unconditionally waives, and agrees not to exercise, assert or perfect (or attempt to exercise, assert or perfect), any rights of appraisal or rights to dissent from the Suntuity Merger or any of the other Transactions that it may at any time have under applicable Law. TJFT agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, any member of the Acquiror Group, Sponsor or any of their respective successors, directors or officers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement.

6. Representations and Warranties. TJFT represents and warrants for and on behalf of itself to Acquiror as follows:

(a) The execution, delivery and performance by TJFT of this Agreement and the consummation by TJFT of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to TJFT, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Units or (iv) conflict with, violate or result in a breach of or constitute a default under any provision of the Company’s or TJFT’s respective Organizational Documents or any material agreement (including any voting agreements) to which the Company or TJFT is a party.

(b) As of the date of this Agreement, TJFT (i) owns exclusively of record and has good, valid and marketable title to 98% of the Company’s outstanding Units free and clear of any and all Liens, options, rights of first refusal and limitations on TJFT’s voting rights (other than pursuant to this Agreement or transfer restrictions under applicable securities laws, the Organizational Documents of the Company or the Organizational Documents of TJFT), (ii) has the sole power (as currently in effect) to vote and full right, power and authority to sell, transfer and deliver such Units, and the power to agree to all of the matters applicable to TJFT set forth in this Agreement and (iii) as of the date of this Agreement, TJFT does not own any rights to purchase or acquire, directly or indirectly, any other Units.

(c) TJFT has the full power, authority and capacity to execute, deliver and perform this Agreement, and that this Agreement has been duly authorized, executed and delivered by TJFT.

7. Termination. This Agreement and the obligations of the parties under this Agreement shall automatically terminate upon the earliest of: (a) the Suntuity Merger Effective Time; (b) the valid termination of the Business Combination Agreement in accordance with its terms prior to the Suntuity Merger Effective Time; and (c) the mutual written agreement of Acquiror and TJFT (the earliest of the events described in clauses (a)—(c) of this Section 7, the “Expiration Time”).

8. Miscellaneous.

(a) Until the Expiration Time, TJFT will and will cause its Representatives to keep confidential and not disclose any non-public information relating to Acquiror or the Company or any of their respective Subsidiaries, including the existence or terms of, or transactions contemplated by, this Agreement, the Business Combination Agreement or the Transactions, except to the extent that such information was, is or becomes generally available to the public after the date hereof other than as a result of a disclosure by TJFT in breach of this Section 8(a). Notwithstanding the foregoing, such information may be disclosed to the extent required to be disclosed in a judicial or administrative proceeding, or otherwise required to be disclosed by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which such disclosing party is subject), provided that TJFT gives Acquiror or the Company, as applicable, prompt written notice of such request(s) or requirement(s) so that Acquiror or the Company may seek an appropriate protective order or similar relief (and TJFT shall reasonably cooperate with such efforts).

(b) All notices, requests, claims, demands and other communications to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in the Business Combination Agreement, with (i) notices to Acquiror being sent to the address set forth therein, in each case with all copies as required thereunder, and (ii) notices to TJFT being sent to the address set forth on its signature page hereto.

(c) This Agreement and the other Transaction Documents constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(d) No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Agreement shall be binding on the parties hereto and their respective successors and assigns.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) Without further consideration, TJFT shall use its reasonable best efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(g) This Agreement shall be construed and interpreted in a manner consistent with the provisions of the Business Combination Agreement. In the event of any conflict between the terms of this Agreement and the Business Combination Agreement, the terms of the Business Combination Agreement shall govern. The provisions set forth in Section 9.04 (Amendment), Section 9.05 (Waiver), Section 10.04 (Severability), Section 10.06 (Specific Performance), Section 10.08 (Governing Law), Section 10.09 (Waiver of Jury Trial), Section 10.12 (Counterparts) and Section 10.13 (Construction) of the Business Combination Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement, mutatis mutandis.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BEARD ENERGY TRANSITION ACQUISITION CORP.

By:	/s/ Gregory A. Beard
Name:	Gregory A. Beard
Title:	Chief Executive Officer

Signature Page to Support Agreement

TJFT STY HOLDINGS, LLC

By:	/s/ Shadaan Javan
Name:	Shadaan Javan
Title:	Manager

Address:
9 Overbrook Road
Piscataway, NJ 08854
Attn: Dan Javan
Email: dan.javan@suntuity.com

Signature Page to Support Agreement